Exhibit 99.1

FOR IMMEDIATE RELEASE:

JONES SODA CO. ANNOUNCES CLOSING OF FIRST TRANCHE OF PRIVATE PLACEMENT OF UNITS FOR GROSS PROCEEDS OF $3,013,960

SEATTLE, Washington, July 29, 2024 – Jones Soda Co. (“Jones Soda” or the “Company”) (CSE: JSDA, OTCQB: JSDA) is pleased to announce that it has closed the first tranche of its previously announced private placement offering of units of the Company composed of: (i) one (1) common share in the capital of the Company (each, a “Common Share”); and (ii) one‐half (1/2) of one detachable share purchase warrant (each whole warrant, a “Warrant”, and together a “Unit”) for aggregate gross proceeds of $3,013,960 (the “Offering”).

The Company intends to use the net proceeds of the Offering to support growth and for general corporate purposes.

The Units are being offered and sold in the Offering (i) to persons in the “United States” or to “U.S. persons” (as such terms are defined in Regulation S under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”)), who qualify as accredited investors in reliance on Rule 506(b) of Regulation D under the U.S. Securities Act (the “U.S. Financing”), and (ii) outside the United States to non-U.S. persons in reliance on Regulation S under the U.S. Securities Act. The portion of the Offering to be conducted outside of the United States will include an offering to eligible investors in each of the Provinces and Territories of Canada except Quebec pursuant to the listed issuer financing exemption under Part 5A of National Instrument 45-106 - Prospectus Exemptions (the “LIFE Offering”).

The securities offered under the Life Offering will not be subject to a hold period in accordance with applicable Canadian securities laws but each such securities will be considered restricted securities under the U.S. Securities Act. For persons outside of the United States who are not considered “U.S. persons” as defined in Regulation S under the U.S. Securities Act, there is an amended and restated offering document (the “Offering Document”) related to the LIFE Offering that can be accessed under the Company's profile at www.sedarplus.com and at: https://www.jonessoda.com/. Prospective investors outside of the United States should read this Offering Document before making an investment decision. The Offering Document available on the Company’s website may only be accessed by persons who certify that they are both located outside of the United States and are not a “U.S. person” as defined under Regulation S of the U.S. Securities Act. There is no minimum amount of Units to be issued pursuant to either the U.S. Financing or LIFE Offering but the Company’s management has decided to cap the aggregate number of Units to be issued in the Offering to 12,500,000 Units for aggregate gross proceeds of US$5 million.

The Company expects to close a second tranche of the Offering on or about July 31, 2024.

None of the securities being offered and sold in the Offering were registered under the United States Securities Act of 1933, as amended, (the “U.S. Securities Act”) at the time of the Offering, however, such securities include registration rights. None of the securities issued in the Offering or any underlying securities may be offered or sold in the United States absent registration under the U.S. Securities Act and all applicable state securities laws or an applicable exemption from such registration requirements.

This news release shall not constitute an offer to sell, or a solicitation of an offer to buy, the Units in the United States, and shall not constitute an offer, solicitation or sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This news release is being issued pursuant to and in accordance with Rule 135c under the U.S. Securities Act.

About Jones Soda

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading developer of sodas and cannabis-infused beverages known for their premium taste, unique flavors and unconventional brand personality. Launched in 1996 as the original craft soda brand, the Company today markets a diverse portfolio of sodas, mixers and wellness beverages under the Jones® Soda brand as well as a line of award-winning cannabis beverages and edibles leveraging Jones’ trademark flavors under the Mary Jones brand. For more information, visit www.jonessoda.com, www.myjones.com, or https://gomaryjones.com.

Contacts

David Knight, President and Chief Executive Officer

1-206-624-3357

Investor Relations

Cody Cree

Gateway Group, Inc.

1-949-574-3860

JSDA@gateway-grp.com

The CSE does not accept responsibility for the adequacy or accuracy of this release.

NEITHER THE CANADIAN SECURITIES EXCHANGE NOR ITS REGULATIONS SERVICES PROVIDER HAVE REVIEWED OR ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Cautionary Statements Regarding Forward‐Looking Information

This news release may contain forward‐looking information within the meaning of applicable securities legislation in both Canada and the United States, which reflect management's current expectations regarding future events. Such information includes, without limitation, information regarding the intended use of proceeds from the Offering and the expected closing date of a second tranche of the Offering. Although the Company believes that such information is reasonable, it can give no assurance that such expectations will prove to be correct.

Forward‐looking information is typically identified by words such as: "believe", "expect", "anticipate", "intend", "estimate", "postulate" and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward‐looking information provided by the Company is not a guarantee of future results or performance and that such forward‐looking information is based upon a number of estimates and assumptions of management in light of management's experience and perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances, as of the date of this news release including, without limitation, that the Company will be able to utilize the net proceeds of the Offering in the manner intended; that general business and economic conditions will not change in a material adverse manner; and assumptions regarding political and regulatory stability and stability in financial and capital markets.

Forward‐looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by the forward‐looking statements. Such risks and other factors include, among others: the risk that the Company may not be able to use the proceeds of the Offering as intended; the state of the financial markets for the Company's securities; the Company's ability to raise the necessary capital or to be fully able to implement its business strategies; and other risks and factors that the Company is unaware of at this time.

The forward‐looking statements contained in this news release are made as of the date of this news release. The Company disclaims any intention or obligation to update or revise any forward‐ looking statements, whether as a result of new information, future events or otherwise, except as required by law.